ZEBRA CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

2010

Zebra Capital Management, LLC

Code of Ethics

2010

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Prohibition against Insider Trading

5 - Personal Securities Transactions

6 - Gifts and Entertainment

7 - Protecting the Confidentiality of Client Information

8 - Service as a Director

9 - Compliance Procedures

10 - Certification

11 - Records

12 - Reporting Violations and Sanctions

1.           Statement of General Policy

This Code of Ethics (“Code”) of 2010 has been adopted by Zebra Capital Management, LLC and its affiliated and SEC registered investment advisers, Zebra Advisors, LLC, and Zebra Fund Advisors, LLC (hereafter referred to collectively as 'Zebra Advisors') and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of Zebra Advisors and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Zebra Advisors and the firms' employees owe a fiduciary duty to the Zebra Advisors clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Zebra Advisors continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Zebra Advisors and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Zebra Advisors, and each employee, has an affirmative duty of utmost good faith to act solely in the best interest of its clients

Zebra Advisors and its employees are subject to the following specific fiduciary obligations when dealing with clients:

-	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances;
-	A duty to be loyal to clients;
-	The duty to obtain best execution for a client's transactions where the firm is in a position to direct brokerage transactions for the client; and
-	The duty to have a reasonable and independent basis for the investment advice provided.
In meeting its fiduciary responsibilities to its clients, Zebra Advisors expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Zebra Advisors. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Zebra Advisors. Zebra Advisors' reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Peter Schaffer, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Zebra Advisors.

The provisions of the Code are not all-inclusive and complement the current Zebra Advisors policies. Rather, they are intended as a guide for employees of Zebra Advisors in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Peter Schaffer. Peter Schaffer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Peter Schaffer will inform the Managing Members of Zebra Advisors as to amendments, violations and compliance with this Code, as appropriate.

2.      Definitions

For the purposes of this Code, the following definitions shall apply:

 “Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment fund Zebra Advisors or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic.

(IMPORTANT NOTE: For purposes of our Code of Ethics, all Supervised persons, as defined below, are deemed to be Access persons.)

   “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

    “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. Generally, a beneficial interest means a direct or indirect      pecuniary interest in a security.

    “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, which is a very broad definition of many types of securities, except that it does not included:

(i) Transactions and holdings in direct obligations of the Government of the United States;

(ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

(iii) Shares issued by money market funds;

(iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Zebra Advisors or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

(v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Zebra Advisors or a control affiliate, acts as the investment adviser or principal underwriter for the fund.

(NOTE: For purposes of our Code of Ethics, all exchange traded funds and ETF-like securities ("ETFs") are deemed to be Reportable Securities. While reportable, any personal securities transactions in ETFs are NOT subject to the pre-clearance compliance procedures.)

    “Supervised person” means directors, members, officers and partners of Zebra Advisors (or other persons occupying a similar status or performing similar functions); employees of Zebra Advisors; and any other person who provides advice on behalf of Zebra Advisors and is subject to Zebra Advisors' supervision and control.

3.           Standards of Business Conduct

  Zebra Advisors places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Zebra Advisors' supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Zebra Advisors or its employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

4.           Prohibition against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Zebra Advisors to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and Zebra Advisors may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Zebra Advisors and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Peter Schaffer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Zebra Advisors), while in the possession of material, nonpublic information, nor may any personnel of Zebra Advisors communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Peter Schaffer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Zebra Advisors' securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Zebra Advisors (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

	-	Report the information and proposed trade immediately to Peter Schaffer.
	-	Do not purchase or sell the securities on behalf of clients, yourself or others, including investment funds or private accounts managed by the firm.
	-	Do not communicate the information inside or outside the firm, other than to Peter Schaffer.
	-	After Peter Schaffer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with Peter Schaffer before taking any action. This degree of caution will protect you, our clients, and the firm.
4.	Contacts with Public Companies

     Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Zebra Advisors or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Zebra Advisors must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Peter Schaffer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

     Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Zebra Advisors and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted Lists

     Although Zebra Advisors does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish a restricted list in certain securities.

     Peter Schaffer may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Peter Schaffer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

5.           Personal Securities Transactions

General Policy

Zebra Advisors has adopted the following principles governing personal investment activities by Zebra Advisors' supervised persons:

-	The interests of client accounts/funds will at all times be placed first;
-	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
-	Supervised persons must not take inappropriate advantage of their positions.

Pre-clearance Required for Personal Securities Transactions

No supervised person shall acquire any beneficial interest in any securities, except for non-reportable securities, e.g., U.S. Government obligations, open-end mutual funds, ETFs and certain others, as defined in the Definitions section above without the prior written approval of Peter Schaffer, or other designated supervisory person, as described below in the Compliance Procedures section.

Pre-Clearance Required for Participation in IPO’s

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of Peter Schaffer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in any limited offering, private placement or limited partnership/hedge fund(s) without the prior written approval of Peter Schaffer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Interested Transactions

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

-	any direct or indirect beneficial ownership of any securities of such issuer;
-	any contemplated transaction by such person in such securities;
-	any position with such issuer or its affiliates; and
-	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

6.           Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Zebra Advisors has adopted the policies set forth below to guide supervised persons in this area.

General Policy

Zebra Advisors' policy with respect to gifts and entertainment is as follows:

-	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
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Supervised persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Zebra Advisors, or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

-	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Zebra Advisors, including gifts and gratuities with a value in excess of $300 per gift or gratuity, must report and obtain consent from Peter Schaffer before accepting such gift or gratuity.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Zebra Advisors.

This gift reporting requirement is for the purpose of helping Zebra Advisors monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult Peter Schaffer.

7.         Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of its investment advisory activities of Zebra Advisors, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Zebra Advisors to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').

All Confidential Client Information, whether relating to Zebra Advisors current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding Zebra Advisors' clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Zebra Advisors does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Zebra Advisors will require that any financial intermediary, agent or other service provider utilized by Zebra Advisors (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Zebra Advisors only for the performance of the specific service requested by Zebra Advisors;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Zebra Advisors, or as otherwise required by any applicable law. In the event Zebra Advisors is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Zebra Advisors shall disclose only such information, and only in such detail, as is legally required;

-	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with Zebra Advisors, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Zebra Advisors' services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Zebra Advisors, must return all such documents to Zebra Advisors.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Zebra Advisors enforces the following policies and procedures to protect the security of Confidential Client Information:

-	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Zebra Advisors' services to clients;
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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

-	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Zebra Advisors and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, Zebra Advisors has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Peter Schaffer is responsible for reviewing, maintaining and enforcing Zebra Advisors' confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of Peter Schaffer.

8.         Service as a Director

No supervised person shall serve on the board of directors or as an officer of any publicly traded or private company without prior authorization by Peter Schaffer or the Managing Members based upon a determination that such board service or officer position would be consistent with the interests of Zebra Advisors' clients and Zebra Advisors. Where board service or officer position is approved by Zebra Advisors, the firm has implemented this “Chinese Wall” policy which prohibits and isolates such person from disclosing, sharing or making decisions relating to the company’s securities or using any inside information obtained by such person as a director or officer of any public or private company. Similarly, any Zebra Advisors access person, consistent with our Insider Trading Policy and this Chinese Wall policy, is prohibited from sharing or disclosing any Zebra Advisors investment recommendations, research or firm investment or client transaction information with any outside third party, including any company or person where the person acts as a director, officer or some other capacity.

9.        Compliance Procedures

Pre-clearance of Personal Securities Transactions

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security in any Account only if: (i) such purchase or sale has been pre-approved by Peter Schaffer, or other person designated by Zebra Advisors; (ii) the approved transaction is completed by the close of business on the next trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

(NOTE: Pre-clearance is NOT required for non-reportable securities which include open-end mutual funds, ETFs, certificates of deposit, U.S. Government obligations, money market funds and UITs described in the Definitions section above.)

Pre-clearance must be obtained by completing and signing the Pre-Clearance Form provided for that purpose by Peter Schaffer. Peter Schaffer, or his designee, monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of frontrunning.

Pre-clearance approval does not waive or absolve any supervised person of his or her obligation to abide by the provisions, principles and objectives of this Code.

Reporting Requirements

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports for each of their Account(s) to Peter Schaffer which must contain the information described below. It is the policy of Zebra Advisors that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements of all securities transactions and holdings for all their Account(s) to: Chief Compliance Officer, Zebra Capital Management.

1.  Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

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The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

-	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

2.  Annual Holdings Report

Every supervised person shall, no later than January 30 each year, file an annual holdings report for each of their Account(s) containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.  Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report for each of their Account(s) containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

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The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

-	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
-	The price of the reportable security at which the transaction was effected;
-	The name of the broker, dealer or bank with or through whom the transaction was effected; and
-	The date the report is submitted by the supervised person.

4. Exempt Transactions

A supervised person need not submit a report with respect to:

-	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
-	Transactions effected pursuant to an automatic investment plan; or
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A quarterly transaction report if the report would duplicate information contained in securities brokerage account statements that Zebra Advisors holds in its records so long as the firm receives the statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities Transactions

Peter Schaffer, or his designee, will monitor and review all reports required under the Code for compliance with Zebra Advisors' policies regarding personal securities transactions and applicable SEC rules and regulations. Peter Schaffer may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Zebra Advisors.

Any transactions for any accounts of Peter Schaffer will be reviewed and approved by another designated supervisory person. Peter Schaffer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

10.      Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to Peter Schaffer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to Peter Schaffer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to Peter Schaffer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact Peter Schaffer regarding any inquiries pertaining to the Code or the policies established herein.

11.      Records

Peter Schaffer, or his designee, will maintain in a readily accessible place the following records:

-	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
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A record of any violation of the Zebra Advisors Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Zebra Advisors;

-	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
-	A list of all persons who are, or within the preceding five years have been, access persons;
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A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPO’s and limited offerings within the past five years after the end of the fiscal year in which such approval is granted;

-	A record of any approvals for Zebra Advisors professionals to serve on the board of directors of any public or private company; and
-	A record of any gifts received / given by supervised persons required to be reported.

12.        Reporting Violations and Sanctions

All supervised persons shall promptly report to Peter Schaffer, or another designated supervisory person, all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Peter Schaffer shall promptly report to the Managing Members any apparent material violations of the Code. When Peter Schaffer finds that a violation otherwise reportable to the Managing Members could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Managing Members.

The Managing Members shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

ZEBRA CAPITAL MANAGEMENT, LLC

Code of Ethics
Initial / Annual Attestation - 2010

I have read the Zebra Capital Management, LLC Code of Ethics covering Zebra Capital Management, LLC (“ZCM”) and its affiliated advisory firms, Zebra Advisors, LLC (“ZA”) and Zebra Fund Advisors, LLC (“ZFA”), (hereafter collectively “Zebra Advisors”) and have obtained an interpretation of any provision about which I had a question.  I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code and reporting all account transactions and holdings reports as required.

I will report violations of the Code, laws or other firm policies which I may become aware of or that I suspect have taken place.  I also understand failure to comply with the Code or other policies or procedures may result in disciplinary action, including termination.

Signature:  _______________________________

Date:  ___________________________________